FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
April 25, 2017	Luis Massiani, SEVP & Chief Financial Officer
845.369.8040
http://www.sterlingbancorp.com

Sterling Bancorp Announces Results for the Three Months Ended March 31, 2017.
Strong operating performance continued in the first quarter, highlighted by GAAP diluted earnings per share of $0.29, record adjusted diluted earnings per share1 of $0.31, and new highs in loans and deposits.
Key Performance Highlights for the Three Months ended March 31, 2017 vs. March 31, 2016

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	2016	2017	Change % / bps	2016	2017	Change % / bps
Total revenue[2]	$108,940	$121,626	11.6%	$111,312	$125,751	13.0%
Net income	23,766	39,067	64.4	32,159	41,461	28.9
Diluted EPS	0.18	0.29	61.1	0.25	0.31	24.0
Net interest margin[3]	3.46%	3.42%	(4)	3.53%	3.55%	2
Return on average tangible equity	10.18	14.31	413	13.78	15.19	141
Return on average tangible assets	0.85	1.20	35	1.15	1.27	12
Operating efficiency ratio[4]	63.3	49.6	(1,370)	48.9	43.7	(520)

▪	GAAP diluted earnings per share increased by 61.1% and adjusted diluted earnings per share increased by 24.0% relative to the same quarter last year.

▪	Annualized loan growth of 10.1% (end of period balances, including acquired loans) and 0.6% (average balances, including acquired loans) over the linked quarter.

▪	Weighted average yield on loans for the first quarter of 2017 was 4.57%, which represented an eight basis points increase over the linked quarter.

▪
Total deposits increased $183.5 million over the linked quarter mainly due to growth in commercial deposits and seasonal inflows in municipal deposits. Total commercial and retail demand deposits grew $153.8 million over the linked quarter, or an annualized growth rate of 8.4%.

▪	Core deposits[5] increased $281.8 million over the linked quarter and $551.8 million relative to the same quarter a year ago, which represented annualized growth of 13.0% and 6.5%, respectively.

▪	The loans to deposits ratio was 95.2% and the weighted average cost of deposits was 0.38%, which represented an increase of two basis points relative to the linked quarter.

▪
Total revenue was $121.6 million, a decrease of $1.7 million in the linked quarter due to two fewer days in the period and the sale of the trust division in the fourth quarter of 2016. Adjusted total revenue increased $739 thousand relative to the linked quarter.

▪	Adjusted operating leverage, which is defined as the ratio of growth in adjusted total revenue to growth in adjusted non-interest expense, relative to the same quarter a year ago, was 11.8.

▪
Announced definitive agreement to merge with Astoria Financial Corporation (“Astoria”) on March 7, 2017. The merger is expected to create a high performing regional bank focused on serving commercial and consumer clients in the Greater New York metropolitan area. The combined company will have approximately $29 billion in assets, $20 billion in loans, and $19 billion in deposits. The transaction is expected to close in the fourth quarter of 2017, subject to stockholder and regulatory approval, and is expected to be immediately accretive to tangible book value and earnings per share.

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 16.
2. Total revenue as adjusted is equal to tax equivalent net interest income plus non-interest income excluding securities gains and losses.
3. Net interest margin as adjusted is equal to net interest margin plus the tax equivalent adjustment for tax exempt securities.
4. See page 17 for an explanation of the operating efficiency ratio.
5. Core deposits include retail, commercial and municipal transaction, money market and savings accounts and exclude certificates of deposit and brokered deposits, except for reciprocal Certificate of Deposit Account Registry balances.

MONTEBELLO, N.Y. – April 25, 2017 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three months ended March 31, 2017. Net income for the quarter ended March 31, 2017 was $39.1 million, or $0.29 per diluted share, compared to net income of $41.0 million, or $0.31 per diluted share, for the linked quarter ended December 31, 2016 and net income of $23.8 million, or $0.18 per diluted share, for the first quarter of 2016.

President’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “Our positive momentum in operating performance continued in the first quarter of 2017, as we reached new records in loans, deposits, revenues and adjusted profitability. As of March 31, 2017, our total assets reached $14.7 billion, compared to $12.9 billion a year ago. Our total portfolio loans were $9.8 billion, compared to $8.3 billion a year ago and our total deposits were $10.3 billion, compared to $9.3 billion a year ago. We continue to make progress in building a high performing regional bank that focuses on serving commercial middle market clients and consumers in the most attractive markets in the Greater New York metropolitan area.

“We had strong earnings performance in the quarter. Our GAAP net income was $39.1 million, or $0.29 per diluted share. Our adjusted net income was $41.5 million and adjusted diluted earnings per share were $0.31, compared to $32.2 million and $0.25, respectively, for the first quarter of 2016. This represents growth in adjusted net income and adjusted diluted earnings per share of 28.9% and 24.0%, respectively. We continue to focus on controlling our operating expenses and improving our operating efficiency. During the quarter, our reported operating efficiency ratio was 49.6% and our adjusted operating efficiency ratio was 43.7%. This represents a decrease of 1,370 and 520 basis points, respectively, relative to the same quarter a year ago. We also continue to increase our operating leverage as, for the quarter ended March 31, 2017, adjusted total revenues grew 13.0% while adjusted non-interest expenses grew 1.1% relative to the same quarter a year ago.

“We have a strong balance sheet with a loan portfolio that has a balanced mix of 42.8% commercial and industrial loans, 44.8% commercial real estate loans, 2.5% acquisition development and construction loans and 9.9% consumer loans. Our diversified loan portfolio and businesses position us well for a rising interest rate environment. During the quarter, the weighted average yield on loans was 4.57%, an increase of eight basis points over the linked quarter. We continue to maintain a strong funding profile with a loans to deposits ratio of approximately 95.2% and a weighted average cost of deposits of 0.38%. Our net interest margin was 3.55% on a tax equivalent basis, which represented an increase of two basis points over the same period a year ago and three basis points over the linked quarter.

“In March 2017, we announced that we entered into a definitive agreement to merge with Astoria, which is the next step in the continued growth and evolution of our company. Astoria operates in highly attractive markets in New York City and Long Island, has a premier low cost deposit base and will allow us to further accelerate our strategy of building a high performing regional bank. The combined company will have approximately $29 billion in assets and $19 billion in deposits in the Greater New York metropolitan area. We anticipate the merger will close in the fourth quarter of 2017, subject to among other items, stockholder and regulatory approvals, and will be immediately accretive to tangible book value and earnings per share.

“Lastly, we have declared a dividend on our common stock of $0.07 per share payable on May 22, 2017 to holders of record as of May 8, 2017. Thank you to all of our clients, colleagues and stockholders for your continued support, and we welcome our new partners at Astoria as we work together to build a stronger, more diversified and more profitable company in 2017 and beyond.”

Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
GAAP net income of $39.1 million, or $0.29 per diluted share, for the first quarter of 2017, included a pre-tax net loss on sale of securities of $23 thousand, a pre-tax charge of $3.1 million due to merger-related expense associated with the pending merger with Astoria and the pre-tax amortization of non-compete agreements and acquired customer list intangibles of $396 thousand. Excluding the impact of these items and their corresponding tax adjustment at the Company’s estimated effective tax rate of 32.5% for full year 2017, adjusted net income was $41.5 million, or $0.31 per diluted share.

Non-GAAP financial measures include references to the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 16.

Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Linked Qtr
Interest income	$106,006	$123,075	$126,000	18.9%	2.4%
Interest expense	12,496	15,827	17,210	37.7	8.7
Net interest income	$93,510	$107,248	$108,790	16.3	1.4

Accretion income on acquired loans	$5,613	$4,504	$3,482	(38.0)%	(22.7)%
Yield on loans	4.62%	4.49%	4.57%	(5)	8
Tax equivalent yield on investment securities	2.65	2.81	2.97	32	16
Tax equivalent yield on interest earning assets	4.00	4.02	4.09	9	7
Cost of total deposits	0.29	0.36	0.38	9	2
Cost of interest bearing deposits	0.44	0.53	0.55	11	2
Cost of borrowings	1.92	1.72	1.74	(18)	2
Tax equivalent net interest margin	3.53	3.52	3.55	2	3

Average loans, includes loans held for sale	$7,745,467	$9,267,290	$9,281,516	19.8%	0.2%
Average investment securities	2,733,324	2,973,410	3,273,658	19.8	10.1
Average total earning assets	10,880,356	12,566,281	12,889,578	18.5	2.6
Average deposits and mortgage escrow	8,916,617	10,161,022	10,186,615	14.2	0.3

First quarter 2017 compared with first quarter 2016
Net interest income was $108.8 million, an increase of $15.3 million compared to the first quarter of 2016. This was mainly due to an increase in average loans originated through our commercial banking teams and the acquisition of NewStar Business Credit LLC (“NSBC Acquisition”), which closed on March 31, 2016, and the franchise finance loan portfolio acquired from GE Capital, which closed in September 2016. Other key components of the changes in net interest income were the following:

▪	The yield on loans was 4.57%, compared to 4.62% for the three months ended March 31, 2016. The decline in yield on loans was mainly due to lower accretion income on acquired loans between the periods.

▪	Yield on loans included $3.5 million of accretion income on loans associated with prior acquisitions compared to $5.6 million in the first quarter of 2016.

▪	Average commercial loans were $8.3 billion compared to $6.7 billion in the first quarter of 2016, an increase of $1.6 billion or 24.0%.

▪
The tax equivalent yield on investment securities increased 32 basis points to 2.97%. This was mainly due to an increase in the proportion of tax exempt securities in the investment portfolio and increase in market interest rates. Average tax exempt securities balances grew to $1.3 billion for the quarter ended March 31, 2017, compared to $593.8 million in the first quarter of 2016.

▪	The tax equivalent yield on interest earning assets increased nine basis points from the first quarter of 2016 to 4.09% for the first quarter of 2017.

▪	The cost of total deposits was 38 basis points and the cost of borrowings was 1.74%, compared to 29 basis points and 1.92%, respectively, for the same period a year ago.

▪	Tax equivalent net interest margin was 3.55% compared to 3.53% for the same period a year ago.

First quarter 2017 compared with linked quarter ended December 31, 2016
Net interest income increased $1.5 million, or 5.7% annualized, compared to the linked quarter ended December 31, 2016. Net interest income performance in the first quarter of 2017 relative to the linked quarter was negatively impacted given there are 90 days in the first quarter compared to 92 days in the linked quarter. Key components of the changes in net interest income in the linked quarter were the following:

▪	The yield on loans was 4.57% compared to 4.49% for the linked quarter, an increase of eight basis points, which was mainly due to an increase in market interest rates.

▪	Accretion of income on acquired loans was $3.5 million in the first quarter of 2017 compared to $4.5 million in the linked quarter.

▪
The average balance of loans increased $14.2 million for the first quarter of 2017 compared to the linked quarter. Based on end of period balances, total loans increased by $236.7 million, or 10.1% annualized relative to the linked quarter. The majority of the loan growth was originated in March 2017; as a result, average loans should increase in the second quarter of 2017.

▪
The tax equivalent yield on investment securities increased 16 basis points to 2.97% in the first quarter of 2017. This was mainly the result of increases in market interest rates and purchases of securities. Average securities increased $300.2 million compared to the linked quarter, as we have begun to reposition our securities portfolio in anticipation of the merger with Astoria.

▪	The tax equivalent yield on interest earning assets increased seven basis points to 4.09% in the quarter.

▪	The cost of total deposits increased two basis points to 38 basis points in the quarter. The total cost of borrowings increased two basis points to 1.74%.

▪
Average interest bearing deposits increased by $65.3 million and average borrowings increased $281.7 million relative to the linked quarter, which resulted in an increase of $1.4 million in interest expense.

▪	Tax equivalent net interest margin was 3.55% compared to 3.52% in the linked quarter.

Non-interest Income

($ in thousands)	For the three months ended			Change %
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Linked Qtr
Total non-interest income	$15,430	$16,057	$12,836	(16.8)%	(20.1)%
Net (loss) gain on sale of securities	(283)	(102)	(23)	(91.9)	NM
Net gain on sale of trust division	—	2,255	—	NM	NM
Adjusted non-interest income	$15,713	$13,904	$12,859	(18.2)	(7.5)

First quarter 2017 compared with first quarter 2016
Excluding net (loss) gain on sale of securities, adjusted non-interest income declined $2.9 million in the first quarter of 2017 to $12.9 million compared to $15.7 million in the same quarter last year. The change was mainly due to a decrease in mortgage banking fee income of $1.7 million resulting from the sale of our residential mortgage originations business, which was completed in the third quarter of 2016; a decrease of $1.2 million in deposit fees and service charges, associated mainly with the impact of the Durbin Amendment, which decreased our interchange revenue effective July 1, 2016; and a decline in investment management fees of $893 thousand, associated mainly with the sale of our trust division in the fourth quarter of 2016. Partially offsetting these decreases was an increase in other non-interest income of $1.6 million, which was due to an increase in letters of credit fees, higher other commissions and loan fees, syndication fees and loan swap fees mainly generated by our commercial banking teams and the NSBC Acquisition.

First quarter 2017 compared with linked quarter ended December 31, 2016
Excluding net (loss) gain on sale of securities and net gain on sale of the trust division (which was $2.3 million and recorded in other non-interest income for the quarter ended December 31, 2016), adjusted non-interest income decreased $1.0 million from $13.9 million in the linked quarter ended December 31, 2016 to $12.9 million in the first quarter of 2017. This was mainly due to lower accounts receivable and factoring commissions of $379 thousand given seasonality in the factoring business; lower mortgage banking fee income of $380 thousand as a result of the sale of our residential mortgage originations business; lower investment management fees of $334 thousand due to the sale of the trust division; and lower other non-interest income of $157 thousand due mainly to lower loan participation activity. These declines were partially offset by an increase in deposit fees and service charges of $168 thousand.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Linked Qtr
Compensation and benefits	$30,020	$32,060	$31,391	4.6%	(2.1)%
Occupancy and office operations	9,282	8,372	8,134	(12.4)	(2.8)
Merger-related expense	265	—	3,127	NM	NM
Loss on extinguishment of borrowings	8,716	—	—	NM	—
Charge for asset write-downs and severance	2,485	—	—	NM	NM
Other real estate owned, net	582	206	1,676	188.0	713.6
Other expenses	17,581	16,434	16,022	(8.9)	(2.5)
Total non-interest expense	$68,931	$57,072	$60,350	(12.4)	5.7
Full time equivalent employees (“FTEs”) at period end	1,078	970	978	(9.3)	0.8
Financial centers at period end	48	42	42	(12.5)	—
Efficiency ratio, as reported	63.3%	46.3%	49.6%	1,370	(330)
Efficiency ratio, as adjusted	48.9	43.3	43.7	520	(40)

First quarter 2017 compared with first quarter 2016
Total non-interest expense decreased $8.6 million relative to the first quarter of 2016, from $68.9 million to $60.4 million, in the first quarter of 2017. Contributing to the decline in non-interest expense was a decrease of $1.1 million in occupancy and office operations, which was mainly due to the consolidation of financial centers and other locations in 2016. Expenses related to the loss on extinguishment of borrowings and charge for asset write-downs and severance were associated with the prepayment of FHLB debt and the NSBC Acquisition and did not recur in the first quarter of 2017. Other expenses declined mainly due to lower amortization of intangible assets of $824 thousand, as certain non-compete intangible assets from prior acquisitions are now fully amortized, and regulatory fees and assessments decreased by $370 thousand, as FDIC deposit insurance fees assessed to the Bank were reduced. Partially offsetting these declines was an increase in compensation and benefits expense of $1.4 million in the first quarter of 2017, which was mainly due to an increase in the accrual for self-funded medical insurance. The total FTE count declined by 100 between the first quarter of 2017 and the year earlier period, mainly due to the completion of the merger integration with Hudson Valley Holding Corp., the sale of the residential mortgage originations business and the sale of the trust division. However, we have continued hiring new commercial banking teams, risk management personnel and acquired personnel through the NSBC Acquisition and will continue to do so in 2017. Merger-related expense in the first quarter of 2016 were incurred in connection with the NSBC Acquisition; merger-related expense in the first quarter of 2017 were incurred in connection with the Astoria merger and consisted mainly of financial and legal advisory fees.

First quarter 2017 compared with linked quarter ended December 31, 2016
Total non-interest expense increased $3.3 million from $57.1 million in the linked quarter to $60.4 million in the first quarter of 2017. The increase was mainly related to the increase in merger-related expense, as described above, and an increase in other real estate owned, net (“OREO”) expense. In the first quarter of 2017 we incurred $1.7 million of OREO expense, of which $1.3 million represented the write-down of properties to their fair value based on updated appraisals and pending and completed sales. OREO balances decreased by $4.0 million, or 29.3%, in the first quarter of 2017 relative to the linked quarter. Partially offsetting these increases was a decrease in compensation and benefits expense of $669 thousand between the periods. Occupancy and office operations also declined in the quarter by $238 thousand due to the ongoing consolidation of our real estate footprint and locations.

Taxes
We recorded income tax expense at an effective tax rate of 31.2% for the first quarter of 2017, compared to 34.0% in the first quarter of 2016. The effective tax rate in the linked quarter ended December 31, 2016 was 32.5%.

The adoption of a new accounting standard in the first quarter of 2017 requires that tax benefits in excess of compensation costs associated with our stock-based compensation plans be included in income tax expense as a discrete item. In the first quarter of 2017, we recorded a tax benefit of $742 thousand associated with the vesting of stock-based compensation which reduced our tax rate by 1.3% for the period. We anticipate our effective income tax rate, excluding the impact of income tax expense associated with vested stock-based compensation plans in 2017 will remain between 32% and 33%. However, the effective income tax rate may change materially should changes to current tax law be enacted in 2017. Any changes to current tax law may also have an impact on our deferred tax position.

Key Balance Sheet Highlights as of March 31, 2017

($ in thousands)	As of			Change % / bps
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Linked Qtr
Total assets	$12,865,356	$14,178,447	$14,659,337	13.9%	3.4%
Total portfolio loans, gross	8,286,163	9,527,230	9,763,967	17.8	2.5
Commercial & industrial (“C&I”) loans	3,416,538	4,171,950	4,181,818	22.4	0.2
Commercial real estate loans	3,676,214	4,144,018	4,376,645	19.1	5.6
Acquisition, development and construction loans	179,517	230,086	238,966	33.1	3.9
Total commercial loans	7,272,269	8,546,054	8,797,429	21.0	2.9
Total deposits	9,328,622	10,068,259	10,251,725	9.9	1.8
Core deposits	8,535,384	8,805,301	9,087,137	6.5	3.2
Investment securities	2,847,742	3,118,838	3,416,395	20.0	9.5
Total borrowings	1,675,508	2,056,612	2,328,576	39.0	13.2
Loans to deposits	88.8%	94.6%	95.2%	640	60
Core deposits to total deposits	91.5	87.5	88.6	(290)	110
Investment securities to total assets	22.1	22.0	23.3	120	130
Highlights in balance sheet items as of March 31, 2017 were the following:

▪
C&I loans (which include traditional C&I, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans) represented 42.8%, commercial real estate loans represented 44.8%, consumer and residential mortgage loans combined represented 9.9%, and acquisition, development and construction loans represented 2.5% of the total loan portfolio.

▪
Commercial loan growth, which includes all C&I loans, commercial real estate and acquisition, development and construction loans, was $1.5 billion for the twelve months ended March 31, 2017. Commercial loan growth was $251.4 million relative to the linked quarter.

▪
Mortgage warehouse lending balances were $486.4 million at March 31, 2017, a decline of $130.6 million, or 21.2%, compared to December 31, 2016. As anticipated, the decrease in balances was due to an increase in residential mortgage lending interest rates which negatively impacted mortgage refinance activity and origination volumes in the period.

▪
Aggregate exposure to taxi medallion relationships was $49.8 million, which represented 0.51% of total loans as of March 31, 2017, a decline of $1.9 million from $51.7 million as of December 31, 2016. The decline was due to repayments.

▪
Total deposits at March 31, 2017 increased $183.5 million, or 1.8%, compared to December 31, 2016, and increased $923.1 million, or 9.9%, over March 31, 2016. The increase in deposits was mainly due to seasonal inflows in municipal deposits and growth in commercial deposits.

▪
Core deposits at March 31, 2017 increased $281.8 million, compared to December 31, 2016. The increase was mainly due to growth in commercial deposits and seasonal inflows in municipal deposits. Core deposits increased $551.8 million, or 6.5%, over March 31, 2016.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Linked Qtr
Provision for loan losses	$4,000	$5,500	$4,500	12.5%	(18.2)%
Net charge-offs	1,131	1,283	1,183	4.6	(7.8)
Allowance for loan losses	53,014	63,622	66,939	26.3	5.2
Non-performing loans	85,438	78,853	72,924	(14.6)	(7.5)
Net charge-offs annualized	0.06%	0.06%	0.05%	(1)	(1)
Allowance for loan losses to total loans	0.64	0.67	0.69	5	2
Total valuation balances recorded against portfolio loans to adjusted gross portfolio loans[6]	1.17	1.05	1.03	(14)	(2)
Allowance for loan losses to non-performing loans	62.0	80.7	91.8	2,980	1,110
6 See a reconciliation of this non-GAAP financial measure on page 18.
Provision for loan losses was $4.5 million for the first quarter of 2017 compared to $5.5 million in the linked quarter and $4.0 million in the same period a year ago. In the first quarter of 2017, provision for loan losses was $3.3 million in excess of net charge-offs of $1.2 million. Allowance coverage ratios increased to 0.69% of total loans and 91.8% of non-performing loans. The decrease in non-performing loans at March 31, 2017 compared to December 31, 2016 was mainly due to improvements in borrower performance as non-performing loans decreased by $5.9 million to $72.9 million.
As a result of purchase accounting, a substantial portion of the loans acquired in prior merger transactions do not have an allocation in the allowance for loan losses as the performance of these loans remains satisfactory. The total valuation balances recorded against portfolio loans to adjusted gross portfolio loans6 was 1.05% and 1.03% at December 31, 2016 and March 31, 2017, respectively.
Aggregate exposure to taxi medallion relationships as of March 31, 2017 was $49.8 million. This represented a decrease of $1.9 million relative to the linked quarter.

Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	3/31/2016	12/31/2016	3/31/2017	Y-o-Y	Three months
Total stockholders’ equity	$1,698,133	$1,855,183	$1,888,613	11.2%	1.8%
Goodwill and intangible assets	772,390	762,953	760,698	(1.5)	(0.3)
Tangible stockholders’ equity	$925,743	$1,092,230	$1,127,915	21.8	3.3
Common shares outstanding	130,548,989	135,257,570	135,604,435	3.9	0.3
Book value per share	$13.01	$13.72	$13.93	7.1	1.5
Tangible book value per share	7.09	8.08	8.32	17.3	3.0
Tangible equity to tangible assets	7.66%	8.14%	8.12%	46	(2)
Estimated Tier 1 leverage ratio - Company	8.60	8.95	8.89	29	(6)
Estimated Tier 1 leverage ratio - Bank	9.16	9.08	8.99	(17)	(9)

The increase in stockholders’ equity of $33.4 million to $1.9 billion as of March 31, 2017 compared to December 31, 2016 was mainly due to net income of $39.1 million and a decrease in accumulated other comprehensive loss of $2.9 million. The decrease in accumulated other comprehensive loss was due to an increase in the fair value of our available for sale securities portfolio. Stock option exercises and stock-based compensation, which totaled $885 thousand also contributed to the increase. These increases were partially offset by declared dividends of $9.4 million.

Total goodwill and other intangible assets were $760.7 million at March 31, 2017, a decrease of $2.3 million compared to December 31, 2016, which was due to amortization of intangibles.

For the quarter ended March 31, 2017, basic and diluted weighted average common shares outstanding increased to 135.2 million and 135.8 million, respectively, compared to 132.3 million basic shares and 133.0 million diluted shares, respectively, for the quarter ended December 31, 2016. The increase in the diluted weighted average shares was mainly due to our common equity raise completed on November 22, 2016. Total common shares outstanding at March 31, 2017 were approximately 135.6 million.

Conference Call Information
Sterling Bancorp will host a teleconference and webcast on Wednesday, April 26, 2017 at 10:30 AM Eastern Time to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com. Analysts are invited to listen by dialing (877) 874-1570, Conference ID #9380814. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: our ability to obtain regulatory approvals and meet other closing conditions to the merger with Astoria, including approval by Sterling Bancorp and Astoria Financial Corporation stockholders, on the expected terms and schedule; delay in closing the Astoria merger; difficulties and delays in integrating Astoria’s business or fully realizing cost savings and other benefits; business disruption following the proposed transaction; to grow revenues faster than we grow expenses, a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; including our ability to effectively deploy recently raised capital; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	3/31/2016	12/31/2016	3/31/2017
Assets:
Cash and cash equivalents	$486,730	$293,646	$253,703
Investment securities	2,847,742	3,118,838	3,416,395
Loans held for sale	27,237	41,889	2,559
Portfolio loans:
Commercial and industrial	3,416,538	4,171,950	4,181,818
Commercial real estate	3,676,214	4,144,018	4,376,645
Acquisition, development and construction	179,517	230,086	238,966
Residential mortgage	718,733	697,108	695,398
Consumer	295,161	284,068	271,140
Total portfolio loans, gross	8,286,163	9,527,230	9,763,967
Allowance for loan losses	(53,014)	(63,622)	(66,939)
Total portfolio loans, net	8,233,149	9,463,608	9,697,028
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	118,330	135,098	148,030
Accrued interest receivable	33,392	43,319	48,974
Premises and equipment, net	62,432	57,318	57,567
Goodwill	696,600	696,600	696,600
Other intangibles	75,790	66,353	64,098
Bank owned life insurance	197,615	199,889	201,259
Other real estate owned	14,527	13,619	9,632
Other assets	71,812	48,270	63,492
Total assets	$12,865,356	$14,178,447	$14,659,337
Liabilities:
Deposits	$9,328,622	$10,068,259	$10,251,725
FHLB borrowings	1,444,817	1,791,000	2,035,000
Other borrowings	23,571	16,642	44,472
Senior notes	98,996	76,469	76,551
Subordinated notes	108,124	172,501	172,553
Mortgage escrow funds	14,972	13,572	13,153
Other liabilities	148,121	184,821	177,270
Total liabilities	11,167,223	12,323,264	12,770,724
Stockholders’ equity:
Common stock	1,367	1,411	1,411
Additional paid-in capital	1,501,417	1,597,287	1,590,293
Treasury stock	(70,142)	(66,188)	(62,046)
Retained earnings	261,332	349,308	382,676
Accumulated other comprehensive income (loss)	4,159	(26,635)	(23,721)
Total stockholders’ equity	1,698,133	1,855,183	1,888,613
Total liabilities and stockholders’ equity	$12,865,356	$14,178,447	$14,659,337

Shares of common stock outstanding at period end	130,548,989	135,257,570	135,604,435
Book value per share	$13.01	$13.72	$13.93
Tangible book value per share[1]	7.09	8.08	8.32
1 See reconciliation of non-GAAP financial measures beginning on page 16.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	3/31/2016	12/31/2016	3/31/2017
Interest and dividend income:
Loans and loan fees	$89,034	$104,651	$104,570
Securities taxable	12,016	9,993	12,282
Securities non-taxable	3,879	7,168	7,618
Other earning assets	1,077	1,263	1,530
Total interest and dividend income	106,006	123,075	126,000
Interest expense:
Deposits	6,409	9,252	9,508
Borrowings	6,087	6,575	7,702
Total interest expense	12,496	15,827	17,210
Net interest income	93,510	107,248	108,790
Provision for loan losses	4,000	5,500	4,500
Net interest income after provision for loan losses	89,510	101,748	104,290
Non-interest income:
Accounts receivable / factoring commissions and other fees	4,494	4,148	3,769
Mortgage banking income	2,002	651	271
Deposit fees and service charges	4,496	3,167	3,335
Net (loss) gain on sale of securities	(283)	(102)	(23)
Bank owned life insurance	1,327	1,333	1,370
Investment management fees	1,124	565	231
Other	2,270	6,295	3,883
Total non-interest income	15,430	16,057	12,836
Non-interest expense:
Compensation and benefits	30,020	32,060	31,391
Stock-based compensation plans	1,540	1,557	1,736
Occupancy and office operations	9,282	8,372	8,134
Amortization of intangible assets	3,053	2,881	2,229
FDIC insurance and regulatory assessments	2,258	1,531	1,888
Other real estate owned, net	582	206	1,676
Merger-related expenses	265	—	3,127
Charge for asset write-downs, retention and severance	2,485	—	—
Loss on extinguishment of borrowings	8,716	—	—
Other	10,730	10,465	10,169
Total non-interest expense	68,931	57,072	60,350
Income before income tax expense	36,009	60,733	56,776
Income tax expense	12,243	19,737	17,709
Net income	$23,766	$40,996	$39,067
Weighted average common shares:
Basic	129,974,025	132,271,761	135,163,347
Diluted	130,500,975	132,995,762	135,811,721
Earnings per common share:
Basic earnings per share	$0.18	$0.31	$0.29
Diluted earnings per share	0.18	0.31	0.29
Dividends declared per share	0.07	0.07	0.07

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
Total assets	$12,865,356	$13,065,248	$13,617,228	$14,178,447	$14,659,337
Tangible assets [1]	12,092,966	12,296,123	12,851,370	13,415,494	13,898,639
Securities available for sale	1,894,820	1,613,013	1,417,617	1,727,417	1,941,671
Securities held to maturity	952,922	1,367,046	1,380,100	1,391,421	1,474,724
Portfolio loans	8,286,163	8,594,295	9,168,741	9,527,230	9,763,967
Goodwill	696,600	696,600	696,600	696,600	696,600
Other intangibles	75,790	72,525	69,258	66,353	64,098
Deposits	9,328,622	9,785,556	10,197,253	10,068,259	10,251,725
Municipal deposits (included above)	1,285,264	1,184,231	1,551,147	1,270,921	1,391,221
Borrowings	1,675,508	1,309,954	1,451,526	2,056,612	2,328,576
Stockholders’ equity	1,698,133	1,735,994	1,765,160	1,855,183	1,888,613
Tangible equity [1]	925,743	966,869	999,302	1,092,230	1,127,915
Quarterly Average Balances
Total assets	12,001,370	12,700,038	13,148,201	13,671,676	14,015,953
Tangible assets [1]	11,253,958	11,929,107	12,380,448	12,907,133	13,253,877
Loans, gross:
Commercial real estate (includes multi-family)	3,587,341	3,694,162	3,823,853	3,963,216	4,190,817
Acquisition, development and construction	179,517	197,489	215,798	224,735	237,451
Commercial and industrial:
Traditional commercial and industrial	1,201,960	1,229,473	1,274,194	1,383,013	1,410,354
Asset-based lending	304,779	636,383	640,931	700,285	713,438
Payroll finance	192,428	187,887	162,938	218,365	217,031
Warehouse lending	248,831	301,882	404,156	551,746	379,978
Factored receivables	181,974	183,051	200,471	231,554	184,859
Equipment financing	616,995	630,922	652,531	586,078	595,751
Public sector finance	179,147	226,929	350,244	361,339	370,253
Total commercial and industrial	2,926,114	3,396,527	3,685,465	4,032,380	3,871,664
Residential mortgage	755,564	729,685	727,304	729,834	700,934
Consumer	297,028	295,666	292,088	287,267	280,650
Loans, total [2]	7,745,467	8,313,529	8,744,508	9,267,290	9,281,516
Securities (taxable)	2,139,547	2,032,518	1,838,775	1,789,553	2,016,752
Securities (non-taxable)	593,777	837,133	1,098,933	1,183,857	1,256,906
Other interest earning assets	401,565	375,244	333,622	325,581	334,404
Total earning assets	10,880,356	11,558,424	12,015,838	12,566,281	12,889,578
Deposits:
Non-interest bearing demand	3,009,085	3,059,562	3,196,204	3,217,156	3,177,448
Interest bearing demand	1,607,227	2,016,365	2,107,669	2,116,708	1,950,332
Savings (including mortgage escrow funds)	814,485	809,123	827,647	798,090	797,386
Money market	2,866,666	3,056,188	3,174,536	3,395,542	3,681,962
Certificates of deposit	619,154	620,759	609,438	633,526	579,487
Total deposits and mortgage escrow	8,916,617	9,561,997	9,915,494	10,161,022	10,186,615
Borrowings	1,274,605	1,304,442	1,324,001	1,517,482	1,799,204
Stockholders’ equity	1,686,274	1,711,902	1,751,414	1,805,790	1,869,085
Tangible equity [1]	938,862	940,971	983,661	1,041,247	1,107,009

[1] See a reconciliation of this non-GAAP financial measure on page 16.
[2] Includes loans held for sale, but excludes allowance for loan losses.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Share Data	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
Basic earnings per share	$0.18	$0.29	$0.29	$0.31	$0.29
Diluted earnings per share	0.18	0.29	0.29	0.31	0.29
Adjusted diluted earnings per share, non-GAAP [1]	0.25	0.27	0.29	0.30	0.31
Dividends declared per share	0.07	0.07	0.07	0.07	0.07
Book value per share	13.01	13.29	13.49	13.72	13.93
Tangible book value per share[1]	7.09	7.40	7.64	8.08	8.32
Shares of common stock o/s	130,548,989	130,620,463	130,853,673	135,257,570	135,604,435
Basic weighted average common shares o/s	129,974,025	130,081,465	130,239,193	132,271,761	135,163,347
Diluted weighted average common shares o/s	130,500,975	130,688,729	130,875,614	132,995,762	135,811,721
Performance Ratios (annualized)
Return on average assets	0.80%	1.20%	1.13%	1.19%	1.13%
Return on average equity	5.67%	8.87%	8.50%	9.03%	8.48%
Return on average tangible assets, as reported [1]	0.85%	1.27%	1.20%	1.26%	1.20%
Return on average tangible equity, as reported [1]	10.18%	16.14%	15.13%	15.66%	14.31%
Return on average tangible assets, as adjusted [1]	1.15%	1.19%	1.21%	1.23%	1.27%
Return on average tangible equity, as adjusted [1]	13.78%	15.14%	15.28%	15.27%	15.19%
Efficiency ratio, as adjusted [1]	48.88%	47.19%	45.76%	43.35%	43.73%
Analysis of Net Interest Income
Yield on loans	4.62%	4.68%	4.57%	4.49%	4.57%
Yield on investment securities - tax equivalent [2]	2.65%	2.76%	2.74%	2.81%	2.97%
Yield on interest earning assets - tax equivalent [2]	4.00%	4.09%	4.03%	4.02%	4.09%
Cost of total deposits	0.29%	0.35%	0.37%	0.36%	0.38%
Cost of borrowings	1.92%	1.73%	1.75%	1.72%	1.74%
Cost of interest bearing liabilities	0.70%	0.72%	0.74%	0.74%	0.79%
Net interest rate spread - tax equivalent basis [2]	3.30%	3.37%	3.29%	3.28%	3.30%
Net interest margin - GAAP basis	3.46%	3.49%	3.41%	3.40%	3.42%
Net interest margin - tax equivalent basis [2]	3.53%	3.60%	3.53%	3.52%	3.55%
Capital
Tier 1 leverage ratio - Company [3]	8.60%	8.36%	8.31%	8.95%	8.89%
Tier 1 leverage ratio - Bank only [3]	9.16%	8.84%	8.72%	9.08%	8.99%
Tier 1 risk-based capital ratio - Bank only [3]	10.89%	10.70%	10.42%	10.87%	10.77%
Total risk-based capital ratio - Bank only [3]	12.60%	12.37%	12.66%	13.06%	12.94%
Tangible equity to tangible assets - Company [1]	7.66%	7.86%	7.78%	8.14%	8.12%
Condensed Five Quarter Income Statement
Interest and dividend income	$106,006	$114,309	$118,161	$123,075	$126,000
Interest expense	12,496	13,929	15,031	15,827	17,210
Net interest income	93,510	100,380	103,130	107,248	108,790
Provision for loan losses	4,000	5,000	5,500	5,500	4,500
Net interest income after provision for loan losses	89,510	95,380	97,630	101,748	104,290
Non-interest income	15,430	20,442	19,039	16,057	12,836
Non-interest expense	68,931	59,640	62,256	57,072	60,350
Income before income tax expense	36,009	56,182	54,413	60,733	56,776
Income tax expense	12,243	18,412	16,991	19,737	17,709
Net income	$23,766	$37,770	$37,422	$40,996	$39,067

[1] See a reconciliation of non-GAAP financial measures beginning on page 16.
[2] Tax equivalent basis represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

	As of and for the Quarter Ended
Allowance for Loan Losses Roll Forward	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
Balance, beginning of period	$50,145	$53,014	$55,865	59,405	$63,622
Provision for loan losses	4,000	5,000	5,500	5,500	4,500
Loan charge-offs[1]:
Traditional commercial & industrial	(489)	(429)	(570)	(219)	(687)
Payroll finance	—	(28)	—	—	—
Factored receivables	(81)	(792)	(60)	(267)	(296)
Equipment financing	(457)	(572)	(377)	(576)	(471)
Commercial real estate	(4)	(100)	(630)	(225)	(83)
Multi-family	—	(18)	(399)	—	—
Residential mortgage	(224)	(209)	(338)	(274)	(158)
Consumer	(511)	(532)	(259)	(313)	(114)
Total charge offs	(1,766)	(2,680)	(2,633)	(1,874)	(1,809)
Recoveries of loans previously charged-off[1]:
Traditional commercial & industrial	313	153	381	152	139
Asset-based lending	16	46	—	—	3
Payroll finance	4	28	—	—	—
Factored receivables	24	17	10	10	16
Equipment financing	108	102	123	227	140
Commercial real estate	21	53	111	168	2
Multi-family	2	—	—	—	—
Acquisition development & construction	—	104	—	—	136
Residential mortgage	28	1	—	1	149
Consumer	119	27	48	33	41
Total recoveries	635	531	673	591	626
Net loan charge-offs	(1,131)	(2,149)	(1,960)	(1,283)	(1,183)
Balance, end of period	$53,014	$55,865	$59,405	$63,622	$66,939
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$84,436	$79,036	$77,794	$77,163	$72,136
NPLs still accruing	1,002	528	3,273	1,690	788
Total NPLs	85,438	79,564	81,067	78,853	72,924
Other real estate owned	14,527	16,590	16,422	13,619	9,632
Non-performing assets (“NPAs”)	$99,965	$96,154	$97,489	$92,472	$82,556
Loans 30 to 89 days past due	$19,168	$18,653	$17,683	$15,100	$15,611
Net charge-offs as a % of average loans (annualized)	0.06%	0.10%	0.09%	0.06%	0.05%
NPLs as a % of total loans	1.03	0.93	0.88	0.83	0.75
NPAs as a % of total assets	0.78	0.74	0.72	0.65	0.56
Allowance for loan losses as a % of NPLs	62.0	70.2	73.3	80.7	91.8
Allowance for loan losses as a % of total loans	0.64	0.65	0.65	0.67	0.69
Total valuation balances recorded against portfolio loans to adjusted gross portfolio loans[2]	1.17	1.11	1.10	1.05	1.03
Special mention loans	$101,560	$103,710	$101,784	$104,569	$110,832
Substandard loans	131,919	125,571	112,551	95,152	101,496
Doubtful loans	556	330	932	442	902

[1] There were no charge-offs or recoveries on warehouse lending or public sector finance loans during the periods presented.
[2] See a reconciliation of this non-GAAP financial measure on page 18.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2016			March 31, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Commercial loans	$8,250,189	$94,043	4.53%	$8,299,932	$94,548	4.62%
Consumer loans	287,267	3,187	4.41%	280,650	3,132	4.53%
Residential mortgage loans	729,834	7,422	4.07%	700,934	6,890	3.93%
Total net loans [1]	9,267,290	104,652	4.49%	9,281,516	104,570	4.57%
Securities taxable	1,789,553	9,993	2.22%	2,016,752	12,282	2.47%
Securities non-taxable	1,183,857	11,027	3.73%	1,256,906	11,720	3.73%
Interest earning deposits	215,120	200	0.37%	210,800	254	0.49%
FHLB and Federal Reserve Bank stock	110,461	1,063	3.83%	123,604	1,276	4.19%
Total securities and other earning assets	3,298,991	22,283	2.69%	3,608,062	25,532	2.87%
Total interest earning assets	12,566,281	126,935	4.02%	12,889,578	130,102	4.09%
Non-interest earning assets	1,105,395			1,126,375
Total assets	$13,671,676			$14,015,953
Interest bearing liabilities:
Demand deposits	$2,116,708	$1,763	0.33%	$1,950,332	$1,960	0.41%
Savings deposits [2]	798,090	1,285	0.64%	797,386	1,226	0.62%
Money market deposits	3,395,542	4,693	0.55%	3,681,962	4,944	0.54%
Certificates of deposit	633,526	1,511	0.95%	579,487	1,378	0.96%
Total interest bearing deposits	6,943,866	9,252	0.53%	7,009,167	9,508	0.55%
Senior notes	76,415	1,113	5.79%	76,497	1,141	6.05%
Other borrowings	1,268,591	3,113	0.98%	1,550,183	4,212	1.10%
Subordinated notes	172,476	2,349	5.45%	172,524	2,349	5.45%
Total borrowings	1,517,482	6,575	1.72%	1,799,204	7,702	1.74%
Total interest bearing liabilities	8,461,348	15,827	0.74%	8,808,371	17,210	0.79%
Non-interest bearing deposits	3,217,156			3,177,448
Other non-interest bearing liabilities	187,382			161,049
Total liabilities	11,865,886			12,146,868
Stockholders’ equity	1,805,790			1,869,085
Total liabilities and stockholders’ equity	$13,671,676			$14,015,953
Net interest rate spread [3]			3.28%			3.30%
Net interest earning assets [4]	$4,104,933			$4,081,207
Net interest margin - tax equivalent		111,108	3.52%		112,892	3.55%
Less tax equivalent adjustment		(3,860)			(4,102)
Net interest income		$107,248			$108,790
Ratio of interest earning assets to interest bearing liabilities	148.5%			146.3%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
QUARTERLY YIELD TABLE
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2016			March 31, 2017
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Commercial loans	$6,692,875	$78,137	4.70%	$8,299,932	$94,548	4.62%
Consumer loans	297,028	3,296	4.46%	280,650	3,132	4.53%
Residential mortgage loans	755,564	7,601	4.02%	700,934	6,890	3.93%
Total net loans [1]	7,745,467	89,034	4.62%	9,281,516	104,570	4.57%
Securities taxable	2,139,547	12,016	2.26%	2,016,752	12,282	2.47%
Securities non-taxable	593,777	5,968	4.02%	1,256,906	11,720	3.73%
Interest earning deposits	296,668	311	0.42%	210,800	254	0.49%
FHLB and Federal Reserve Bank stock	104,897	766	2.94%	123,604	1,276	4.19%
Total securities and other earning assets	3,134,889	19,061	2.45%	3,608,062	25,532	2.87%
Total interest earning assets	10,880,356	108,095	4.00%	12,889,578	130,102	4.09%
Non-interest earning assets	1,121,014			1,126,375
Total assets	$12,001,370			$14,015,953
Interest bearing liabilities:
Demand deposits	$1,607,227	$1,004	0.25%	$1,950,332	$1,960	0.41%
Savings deposits [2]	814,485	606	0.30%	797,386	1,226	0.62%
Money market deposits	2,866,666	3,672	0.52%	3,681,962	4,944	0.54%
Certificates of deposit	619,154	1,127	0.73%	579,487	1,378	0.96%
Total interest bearing deposits	5,907,532	6,409	0.44%	7,009,167	9,508	0.55%
Senior notes	98,928	1,478	6.01%	76,497	1,141	6.05%
Other borrowings	1,172,112	4,560	1.56%	1,550,183	4,212	1.10%
Subordinated notes	3,565	49	5.50%	172,524	2,349	5.45%
Total borrowings	1,274,605	6,087	1.92%	1,799,204	7,702	1.74%
Total interest bearing liabilities	7,182,137	12,496	0.70%	8,808,371	17,210	0.79%
Non-interest bearing deposits	3,009,085			3,177,448
Other non-interest bearing liabilities	123,874			161,049
Total liabilities	10,315,096			12,146,868
Stockholders’ equity	1,686,274			1,869,085
Total liabilities and stockholders’ equity	$12,001,370			$14,015,953
Net interest rate spread [3]			3.30%			3.30%
Net interest earning assets [4]	$3,698,219			$4,081,207
Net interest margin - tax equivalent		95,599	3.53%		112,892	3.55%
Less tax equivalent adjustment		(2,089)			(4,102)
Net interest income		$93,510			$108,790
Ratio of interest earning assets to interest bearing liabilities	151.5%			146.3%
1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend on page 18.
	As of and for the Quarter Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017

The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio[1]:

Total assets	$12,865,356	$13,065,248	$13,617,228	$14,178,447	$14,659,337
Goodwill and other intangibles	(772,390)	(769,125)	(765,858)	(762,953)	(760,698)
Tangible assets	12,092,966	12,296,123	12,851,370	13,415,494	13,898,639
Stockholders’ equity	1,698,133	1,735,994	1,765,160	1,855,183	1,888,613
Goodwill and other intangibles	(772,390)	(769,125)	(765,858)	(762,953)	(760,698)
Tangible stockholders’ equity	925,743	966,869	999,302	1,092,230	1,127,915
Common stock outstanding at period end	130,548,989	130,620,463	130,853,673	135,257,570	135,604,435
Stockholders’ equity as a % of total assets	13.20%	13.29%	12.96%	13.08%	12.88%
Book value per share	$13.01	$13.29	$13.49	$13.72	$13.93
Tangible equity as a % of tangible assets	7.66%	7.86%	7.78%	8.14%	8.12%
Tangible book value per share	$7.09	$7.40	$7.64	$8.08	$8.32

The following table shows the reconciliation of reported return on average tangible equity and adjusted return on average tangible equity[2]:

Average stockholders’ equity	$1,686,274	$1,711,902	$1,751,414	$1,805,790	$1,869,085
Average goodwill and other intangibles	(747,412)	(770,931)	(767,753)	(764,543)	(762,076)
Average tangible stockholders’ equity	938,862	940,971	983,661	1,041,247	1,107,009
Net income	23,766	37,770	37,422	40,996	39,067
Net income, if annualized	95,586	151,910	148,874	163,093	158,438
Reported return on average tangible equity	10.18%	16.14%	15.13%	15.66%	14.31%
Adjusted net income (see reconciliation on page 17)	$32,159	$35,414	$37,793	$39,954	$41,461
Annualized adjusted net income	129,343	142,434	150,350	158,947	168,147
Adjusted return on average tangible equity	13.78%	15.14%	15.28%	15.27%	15.19%

The following table shows the reconciliation of reported return on tangible assets and adjusted return on tangible assets[3]:

Average assets	$12,001,370	$12,700,038	$13,148,201	$13,671,676	$14,015,953
Average goodwill and other intangibles	(747,412)	(770,931)	(767,753)	(764,543)	(762,076)
Average tangible assets	11,253,958	11,929,107	12,380,448	12,907,133	13,253,877
Net income	23,766	37,770	37,422	40,996	39,067
Net income, if annualized	95,586	151,910	148,874	163,093	158,438
Reported return on average tangible assets	0.85%	1.27%	1.20%	1.26%	1.20%
Adjusted net income (see reconciliation on page 17)	$32,159	$35,414	$37,793	$39,954	$41,461
Annualized adjusted net income	129,343	142,434	150,350	158,947	168,147
Adjusted return on average tangible assets	1.15%	1.19%	1.21%	1.23%	1.27%

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend on page 18.
	As of and for the Quarter Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[4]:

Net interest income	$93,510	$100,380	$103,130	$107,248	$108,790
Non-interest income	15,430	20,442	19,039	16,057	12,836
Total net revenue	108,940	120,822	122,169	123,305	121,626
Tax equivalent adjustment on securities	2,089	3,162	3,635	3,860	4,102
Net loss (gain) on sale of securities	283	(4,474)	(3,433)	102	23
Net (gain) on sale of trust division	—	—	—	(2,255)	—
Adjusted total net revenue	111,312	119,510	122,371	125,012	125,751
Non-interest expense	68,931	59,640	62,256	57,072	60,350
Merger-related expense	(265)	—	—	—	(3,127)
Charge for asset write-downs, retention and severance	(2,485)	—	(2,000)	—	—
Loss on extinguishment of borrowings	(8,716)	—	(1,013)	—	—
Amortization of intangible assets	(3,053)	(3,241)	(3,241)	(2,881)	(2,229)
Adjusted non-interest expense	54,412	56,399	56,002	54,191	54,994
Reported operating efficiency ratio	63.3%	49.4%	51.0%	46.3%	49.6%
Adjusted operating efficiency ratio	48.9	47.2	45.8	43.3	43.7

The following table shows the reconciliation of reported net income (GAAP) and adjusted net income (non-GAAP) and adjusted diluted earnings per share[5]:

Income before income tax expense	$36,009	$56,182	$54,413	$60,733	$56,776
Income tax expense	12,243	18,412	16,991	19,737	17,709
Net income (GAAP)	23,766	37,770	37,422	40,996	39,067

Adjustments:
Net loss (gain) on sale of securities	283	(4,474)	(3,433)	102	23
Net (gain) on sale of trust division	—	—	—	(2,255)	—
Merger-related expense	265	—	—	—	3,127
Charge for asset write-downs, retention and severance	2,485	—	2,000	—	—
Loss on extinguishment of borrowings	8,716	—	1,013	—	—
Amortization of non-compete agreements and acquired customer list intangible assets	968	969	970	610	396
Total adjustments	12,717	(3,505)	550	(1,543)	3,546
Income tax (benefit) expense	(4,324)	1,149	(179)	501	(1,152)
Total adjustments net of taxes	8,393	(2,356)	371	(1,042)	2,394
Adjusted net income (non-GAAP)	$32,159	$35,414	$37,793	$39,954	$41,461

Weighted average diluted shares	130,500,975	130,688,729	130,875,614	132,995,762	135,811,721
Diluted EPS as reported (GAAP)	$0.18	$0.29	$0.29	$0.31	$0.29
Adjusted diluted EPS (non-GAAP)	0.25	0.27	0.29	0.30	0.31

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP / adjusted financial measures as management believes this information is useful to investors. See legend below.
	As of and for the Quarter Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
The following table shows a reconciliation of the allowance for loan losses and remaining purchase accounting adjustments to portfolio loans[6]:
Allowance for loan losses	$53,014	$55,865	$59,405	$63,622	$66,939
Remaining purchase accounting adjustments:
Acquired performing loans	27,340	23,802	26,003	22,199	19,733
Purchased credit impaired loans	16,862	15,955	15,513	14,813	14,450
Total remaining purchase accounting adjustments	44,202	39,757	41,516	37,012	34,183
Total valuation balances recorded against portfolio loans	$97,216	$95,622	$100,921	$100,634	$101,122

Total portfolio loans, gross	$8,286,163	$8,594,295	$9,168,741	$9,527,230	$9,763,967
Remaining purchase accounting adjustments:
Acquired performing loans	27,340	23,802	26,003	22,199	19,733
Purchased credit impaired loans	16,862	15,955	15,513	14,813	14,450
Adjusted portfolio loans, gross	$8,330,365	$8,634,052	$9,210,257	$9,564,242	$9,798,150
Allowance for loan losses to total portfolio loans, gross	0.64%	0.65%	0.65%	0.67%	0.69%
Total valuation balances recorded against portfolio loans to adjusted gross portfolio loans	1.17%	1.11%	1.10%	1.05%	1.03%

The non-GAAP / adjusted measures presented above are used by our management and Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP / adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.
1 Stockholders’ equity as a percentage of total assets, book value per share, tangible equity as a percentage of tangible assets and tangible book value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.
2 Reported return on average tangible equity and adjusted return on average tangible equity measures provide information to evaluate the use of our tangible equity.
3 Reported return on tangible assets and adjusted return on tangible assets measures provide information to help assess our profitability.
4 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.
5 Adjusted net income and adjusted earnings per share present a summary of our earnings which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability. Historically we have imputed income tax expense on adjusted earnings at our GAAP earnings effective tax rate. Due to the adoption of a new accounting standard in the first quarter of 2017 that requires vesting of share-based compensation awards be treated as a discrete item in income tax expense, our effective tax rate for GAAP earnings decreased from our estimate for full year 2017 of 32.5% to 31.2% for the quarter ended March 31, 2017. Therefore, for purposes of calculating adjusted net income, we recognized income tax expense at our 2017 anticipated effective tax rate of 32.5%.
6 The reconciliation of the allowance for loan losses and remaining purchase accounting adjustments to portfolio loans provides information to evaluate the impact of purchase accounting adjustments and the allowance for loan losses on our portfolio loans. In purchase accounting, the prior allowance for loan losses is not carried over, and in place, we are required to estimate the fair value of the loan, which includes an estimate of life of loan losses on the portfolio, which is included as a purchase discount within the acquired loan portfolio.